InspireMD to Ring Opening Bell at New York Stock Exchange

on Thursday, October 24th

BOSTON, MA - October 23, 2013 - InspireMD, Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in embolic protection stents, announced today that it will ring the Opening Bell at the New York Stock Exchange on Thursday, October 24, 2013 at 9:30 a.m. ET.

Representing the Company, Alan Milinazzo, Chief Executive Officer, and Craig Shore, Chief Financial Officer, will be joined by members of the InspireMD management team to ring the Opening Bell.

“We look forward to ringing the Opening Bell at the New York Stock Exchange as we celebrate the progress made by the Company over the past year,” said Alan Milinazzo, Chief Executive Officer of InspireMD. “Over the next year, we are looking forward to several exciting milestones within our clinical and product development programs, as well as for our commercialization operations. This includes the announcement next week of 12-month follow-up data for the MASTER trial in San Francisco at the Transcatheter Cardiovascular Therapeutics (TCT) Conference on October 29th.”

A live webcast of the NYSE Opening Bell Ceremony will be available online at:

https://nyse.nyx.com/the-bell/todays-bells-live.

A replay of the NYSE Opening Bell Ceremony and photos from the event will be available at:

www.Inspire-MD.com or https://exchanges.nyx.com/new-york-stock-exchange-0.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard™ technology to make its products the industry standard for embolic protection stents and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this technology in coronary, carotid and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

MGuard™ EPS is CE Mark approved. It is not approved for sale in the U.S. by the FDA at this time.

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

Phone: 212-896-1215 / 212-896-1250

Email: tfromer@kcsa.com / grussell@kcsa.com

Media Contacts:

Lewis Goldberg / Samantha Wolf

KCSA Strategic Communications

Phone: 212-896-1216 / 212-896-1220

Email: lgoldberg@kcsa.com / swolf@kcsa.com